                                                                      Exhibit 23












                                                   Independent Auditors' Consent



The Board of Directors
ESCO Technologies Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-39737, 33-47916, 33-98112, 333-92945, 333-77887, 333-96309 and 333-63930) on
Form S-8 of ESCO Technologies Inc. of our report dated, November 13, 2001 relating to the consolidated balance sheets of ESCO Technologies Inc. and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the September 30, 2001 Annual Report on Form 10-K of ESCO Technologies Inc.



                                                          KPMG LLP



St. Louis, Missouri
December 20, 2001